Exhibit 8

List of Principal Subsidiaries

•	Niugini Mining Limited, incorporated under the laws of Papua New Guinea, became a 100% owned subsidiary of Lihir on February 2, 2000.

•	Niugini Mining (Australia) Pty Limited, incorporated under the laws of Australia, is a 100% owned subsidiary of Niugini Mining Limited.

110